Exhibit 99.2

Contact
Media & Investors
David Speechly, Ph.D.
510.749.1853
david.speechly@celera.com

CELERA GENOMICS REPORTS THIRD QUARTER FISCAL 2005 RESULTS

ROCKVILLE, MD – April 26, 2005 – Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $21.0 million, or $0.29 per share, for the third quarter of fiscal 2005 ended March 31, 2005, compared to a net loss of $21.9 million, or $0.30 per share, for the third quarter of fiscal 2004. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

“I am encouraged by the progress that is being made by our scientists at both Celera Genomics and Celera Diagnostics,” said Tony L. White, Chief Executive Officer, Applera Corporation. “Our discoveries are advancing into solid development programs, which we believe will have a meaningful impact on the earlier detection and more effective management of disease.”

“Our proteomics platform continues to show progress, and we were pleased by Abbott’s selection of two proteins as potential cancer targets this last quarter,” said Kathy Ordoñez, President, Celera Genomics. “Our small molecule programs have also made good headway, including the advancement of our novel histone deacetylase (HDAC) inhibitor, which we anticipate will enter the clinic in the coming months.”

Highlights

•	In April, Celera Genomics announced that two Celera antigen targets have been selected for further investigation by Abbott for therapeutic development. These are the first targets to be selected for advancement in the strategic collaboration established last year between Celera Genomics and Abbott to discover, develop and commercialize therapies for the treatment of cancer.

•	Preclinical data characterizing our novel HDAC inhibitor, CRA-024781, as a cancer therapeutic was presented at the American Association for Cancer Research (AACR) 96th Annual Meeting in April. The data described the dose-dependent inhibition of tubulin and histone acetylation and significant anti-tumor activity of the HDAC inhibitor in multiple in vivo tumor xenograft models. This compound has completed Good Laboratory Practice toxicology studies to enable entry into human studies.

•	Celera Genomics and Celera Diagnostics recently completed the discovery phase of a disease association study in psoriasis. Celera Diagnostics performed a functional SNP scan with over 20,000 single nucleotide polymorphisms (SNPs) in a sample group of 500 individuals with psoriasis and 500 control individuals who do not have the disease, and replication assays have been completed. A second replication set is expected to be completed in May 2005, and one of the potential drug targets identified from this work is under evaluation.

•	Celera Genomics has continued to study a target arising from the disease association studies conducted at Celera Diagnostics, which identified the association of a SNP in the gene for the protein tyrosine phosphatase PTPN22, with rheumatoid arthritis. Celera Genomics’ scientists have identified two kinases that may be associated with PTPN22. Potent inhibitors of each of these kinases have been identified and we expect that we will begin lead optimization within the next quarter.

Additional Financial Highlights

•	For the third quarter of fiscal 2005, R&D expenses of $27.7 million were unchanged compared to the prior year quarter. Increased expenditures to support preclinical development activities and proteomic and genomic target discovery programs were offset by lower Online/Information Business R&D expenses.

•	Revenues for the third quarter of fiscal 2005 decreased to $8.2 million from $11.2 million for the third quarter of fiscal 2004, primarily as a result of the continuing expiration of Online/Information Business customer agreements.

•	SG&A expenses for the third quarter of fiscal 2005 decreased to $7.1 million compared to $7.7 million in the prior year quarter.

•	At March 31, 2005, the Group’s cash and short-term investments were approximately $649 million, compared to approximately $674 million at December 31, 2004.

•	Celera Genomics completed the sale of its Rockville, Maryland facility on April 7, 2005 and received net proceeds of $42.4 million, which will be reflected in the fourth quarter fiscal 2005 results. Celera Genomics is leasing back a portion of the facility.

Celera Genomics Outlook

Celera Genomics intends to continue to advance its most promising programs toward IND filings and clinical trials, and to initiate additional lead identification programs against therapeutic targets discovered through its proteomic and genomic discovery programs. Celera Genomics expects to continue to identify and validate additional targets within its ongoing proteomic discovery programs in cancer and plans to continue its collaborations with Celera Diagnostics to exploit diagnostic value from proteomic discoveries.

Celera Genomics intends to substantially discontinue the operations of its Online/Information Business, concurrent with the expiration of its outstanding contractual obligations to its customers. Most of these obligations terminate before June 30, 2005. This action is consistent with Celera's communications over the past three years regarding its focus on developing its therapeutics business. Celera Genomics expects to take a charge of several million dollars in the fourth quarter of fiscal 2005 associated with this decision, which is not reflected in the financial outlook below. Celera Genomics will continue to collect royalties on certain products sold by the Applied Biosystems group of Applera Corporation pursuant to the marketing and distribution agreement entered into in April 2002. To facilitate sales of these royalty-bearing Applied Biosystems products, Celera Genomics intends, after July 1, 2005, to contribute certain human, mouse, and rat genomic DNA sequence data to the public domain through the National Center for Biotechnology Information (NCBI), a division of the National Institutes of Health. Celera Genomics believes that contributing these data sets should stimulate more experimentation among academic and commercial researchers, which should, in turn, increase demand for these Applied Biosystems products. Applera Corporation will continue to retain as proprietary other information assets, including its proprietary algorithms, proteomics data and certain results obtained through the Applera Genomics Initiative, for use in internal research and product development programs.

The fiscal 2005 financial outlook for Celera Genomics is as follows:

•	Cash Use: Celera Genomics’ net cash use is expected to be between $80 and $90 million, including an anticipated $18 to $20 million for Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture and net proceeds of $42.4 million from the sale of its Rockville facility.

•	Expenses: The Group anticipates R&D expenses to be in the range of $103 to $110 million, and SG&A expenses to be in the range of $25 to $28 million. Actual R&D expenses will depend on the rate of progress in discovery and development programs. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be in the range of $30 to $33 million.

•	Revenue: Celera Genomics anticipates revenues to be in the range of $29 to $32 million due to the continuing expiration of Online/Information Business customer agreements.

Risks and uncertainties that may affect Celera Genomics’ financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture
Celera Diagnostics is a 50/50 joint venture between Applied Biosystems and Celera Genomics. For the third quarter of fiscal 2005, end-user sales for all products sold through its alliance with Abbott Laboratories increased 24 percent to $15.7 million from $12.7 million in the same quarter last year.

During the recently completed quarter, the pre-tax loss decreased to $7.8 million, compared to $11.9 million in the same quarter last year. The smaller pre-tax loss was due primarily to increased revenues and lower R&D expenses. Reported revenues differ from end-user sales and consist primarily of equalization payments from Abbott resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Reported revenues increased to $9.0 million, compared to $7.5 million in the same quarter last year, primarily as a result of increased equalization revenues and increased license and collaborative revenues. Fluctuation in equalization payments can lead to variability in reported revenues, gross margins, and cash use from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used during the quarter was $3.0 million, compared to $9.2 million in the third quarter of fiscal 2004. Cash use was approximately $5.0 million lower than it otherwise would have been due to the timing of receipt of an equalization payment.

“Increased sales of our Hepatitis C Virus analyte specific reagents sold through our alliance with Abbott were a major contributor to the revenue growth we experienced during this last quarter,” said Kathy Ordoñez, President, Celera Diagnostics. “We are pleased with the progress we’ve made in our discovery programs regarding Fragile X and the developments we’ve had around a prototype assay for human papillomavirus (HPV). We are also working closely with our collaborators and clinical partners toward the completion and publication of our medical utility studies in breast cancer metastasis, cardiovascular disease, rheumatoid arthritis, and liver disease.”

Celera Diagnostics Highlights

•	Celera Diagnostics recently presented the results of a study of its prototype HPV assay for detection of high risk HPV strains that are associated with cervical cancer. These results were presented at the 15th European Congress of Clinical Microbiology and Infectious Diseases in April. The study demonstrated the potential of the Celera Diagnostics prototype assay to detect high risk HPV in samples that were inconclusive when typed by a commercially available HPV diagnostic test.
•	Findings based on research conducted at Celera Diagnostics to develop procedures for testing for Fragile X were presented at the annual meeting of the American College of Medical Genetics meeting in February. Celera Diagnostics is collaborating with several major clinical reference laboratories to develop procedures to test for this leading cause of inherited mental retardation.
•	At the American College of Cardiology meeting in March, Celera Diagnostics and its collaborators reported findings related to studies of cardiovascular disease. In a discovery and replicated study in functional SNPs that are associated with myocardial infarction (MI), a variant in a gene that is a member of a family of targets for drug therapies was identified that conferred approximately twice the risk for MI. These results broaden our understanding of the genetic risk for MI, and may have implications for therapeutic development around this family of targets.
•	At the European Association for the Study of the Liver in April, Celera Diagnostics and its collaborators reported findings related to genetic markers, which predict patients predisposed to develop liver fibrosis.This study involved a functional SNP genome scan in 1,625 patients, and found that the variants in a key enzyme involved in fatty acid metabolism were associated with advanced fibrosis in multiple sample sets. These results may have implications for other liver diseases and for using certain existing drugs for new disease indications.
•	Celera Diagnostics has begun to transfer technology to Laboratory Corporation of America, as part of an ongoing collaboration between the two businesses to develop methods to predict risk for breast cancer metastasis. Celera Diagnostics believes that multiple test procedures could result from this work.

Celera Diagnostics Joint Venture Outlook
Celera Diagnostics anticipates increased sales of existing and new products sold through its alliance with Abbott, including a new in vitro molecular diagnostic system now in evaluation in European customer sites. Celera Diagnostics also intends to continue advancing its disease association and medical utility studies through the remainder of fiscal 2005. For fiscal 2005, Celera Diagnostics anticipates pre-tax losses to be in a range of $30 to $33 million, and fiscal 2005 net cash use to be in a range of $35 to $40 million. Total end-user sales for the alliance between Celera Diagnostics and Abbott are anticipated to be in range of $60 to $65 million for fiscal 2005.

Risks and uncertainties that may affect Celera Diagnostics’ financial performance are detailed in the Forward-Looking Statements section of this release.

Conference Call & Webcast

A conference call to discuss financial results will be held today at 11:00 a.m. (ET). During the call, management will focus on each of the Applera businesses separately at the approximate times below:

o	Applied Biosystems Group	11:00 a.m. (ET)
o	Celera Diagnostics	11:45 a.m. (ET)
o	Celera Genomics Group	12:00 p.m.

The conference call number is 706.634.4992 (code "Applera"). The conference call will also be webcast and can be accessed on the "Investors & Media" section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A recording of this conference call will be available approximately two hours after the completion of the call on April 26 until May 7, 2005. The replay number is 706.645.9291, conference ID 5579986.

About Applera Corporation and Celera Genomics
Applera Corporation consists of two operating groups. The Celera Genomics Group is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. The Applied Biosystems Group (NYSE:ABI) serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2004. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at www.celera.com.

Forward-Looking Statements
Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” and “potential,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ businesses include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) Celera Genomics’ reliance on Applied Biosystems for incremental revenues to Celera Genomics from the Celera Discovery System and Celera Genomics’ related information assets; (3) Celera Genomics’ and Celera Diagnostics’ unproven ability to discover, develop, or commercialize proprietary therapeutic or diagnostic products; (4) the risk that clinical trials of products that Celera Genomics or Celera Diagnostics do discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (5) the uncertainty that Celera Genomics’ or Celera Diagnostics’ products will be accepted and adopted by the market, including the risk that that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (6) reliance on existing and future collaborations, including, in the case of Celera Diagnostics, its strategic alliance with Abbott Laboratories, which may not be successful; (7) Celera Genomics’ and Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (8) intense competition in the industries in which Celera Genomics and Celera Diagnostics operate; (9) potential product liability or other claims against Celera Genomics or Celera Diagnostics as a result of the testing or use of their products; (10) Celera Genomics’ reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics’ business; (11) potential liabilities of Celera Genomics related to use of hazardous materials; (12) uncertainty of the availability to Celera Genomics and Celera Diagnostics of intellectual property protection, limitations on their ability to protect trade secrets, and the risk to them of infringement claims; (13) Celera Genomics’ dependence on the operation of computer hardware, software, and Internet applications and related technology; (14) legal, ethical, and social issues which could affect demand for Celera Genomics’ or Celera Diagnostics’ products; (15) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (16) uncertainty of the outcome of existing stockholder litigation; (17) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (18) Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (19) the risk of earthquakes, which could interrupt Celera Diagnostics’ and/or Celera Genomics’ operations; and (20) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright© 2005. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics, Celera Discovery System, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2005	2004 (1)	2005 (1)	2004 (1)

Net revenues	$8.2	$11.2	$26.0	$47.7
Costs and expenses
Cost of sales	1.1	2.0	5.0	8.3
Research and development	27.7	27.7	76.2	72.7
Selling, general and administrative	7.1	7.7	19.3	25.1
Amortization of intangible assets	0.7	0.7	2.2	2.2
Employee-related charges, asset impairments and other			2.8

Operating loss	(28.4)	(26.9)	(79.5)	(60.6)
Loss on investments, net				(0.5)
Interest income, net	4.0	2.5	10.2	8.3
Other income (expense), net	(0.1)	0.5	1.1	1.4
Loss from joint venture	(7.8)	(11.9)	(25.3)	(33.3)

Loss before income taxes	(32.3)	(35.8)	(93.5)	(84.7)
Benefit for income taxes	11.3	13.9	32.7	33.0

Net loss	$(21.0)	$(21.9)	$(60.8)	$(51.7)

Loss per share analysis

Undistributed net loss	$(21.0)	$(21.9)	$(60.8)	$(51.7)

Net loss per share
Basic and diluted	$(0.29)	$(0.30)	$(0.83)	$(0.71)

Weighted average number of common shares
Basic and diluted	73,391,000	72,620,000	73,202,000	72,418,000

(1) Certain prior period amounts have been reclassified for comparative purposes.

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$454.8	$8.2	$9.0	$(2.6)	$469.4
Cost of sales	207.7	1.1	3.8	(1.7)	210.9

Gross margin	247.1	7.1	5.2	(0.9)	258.5
Selling, general and administrative	123.4	7.1	3.8	0.1	134.4
Research, development and engineering	50.9	27.7	9.2	(1.0)	86.8
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	(0.9)				(0.9)

Operating income (loss)	73.7	(28.4)	(7.8)	—	37.5
Interest income, net	3.5	4.0			7.5
Other income (expense), net	0.7	(0.1)		0.1	0.7
Loss from joint venture		(7.8)		7.8

Income (loss) before income taxes	77.9	(32.3)	(7.8)	7.9	45.7
Provision (benefit) for income taxes	22.4	(11.3)	(1)	(0.1)	11.0

Net income (loss)	$55.5	$(21.0)	$(7.8)	$8.0	$34.7

Net income (loss) per share
Basic	$0.28	$(0.29)
Diluted	$0.28	$(0.29)

(1)   The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the
      Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$439.6	$11.2	$7.5	$(3.1)	$455.2
Cost of sales	209.1	2.0	5.5	(2.0)	214.6

Gross margin	230.5	9.2	2.0	(1.1)	240.6
Selling, general and administrative	120.9	7.7	3.2		131.8
Research, development and engineering	52.0	27.7	10.7	(1.1)	89.3
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	6.3				6.3
Asset dispositions and litigation settlements	(6.7)				(6.7)

Operating income (loss)	58.0	(26.9)	(11.9)	—	19.2
Gain on investments, net	3.6				3.6
Interest income, net	3.0	2.5			5.5
Other income (expense), net	(0.2)	0.5			0.3
Loss from joint venture		(11.9)		11.9

Income (loss) before income taxes	64.4	(35.8)	(11.9)	11.9	28.6
Provision (benefit) for income taxes	18.4	(13.9)	(1)	2.0	6.5

Net income (loss)	$46.0	$(21.9)	$(11.9)	$9.9	$22.1

Net income (loss) per share
Basic	$0.23	$(0.30)
Diluted	$0.22	$(0.30)

(1)   The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the
      Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

      Certain fiscal 2004 amounts have been reclassified for comparative purposes.

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$1,308.5	$26.0	$26.1	$(6.5)	$1,354.1
Cost of sales	610.7	5.0	11.2	(4.4)	622.5

Gross margin	697.8	21.0	14.9	(2.1)	731.6
Selling, general and administrative	360.9	19.3	10.0		390.2
Research, development and engineering	144.0	76.2	30.2	(2.2)	248.2
Amortization of intangible assets		2.2			2.2
Employee-related charges, asset impairments and other	11.6	2.8			14.4
Asset dispositions and litigation settlements	(38.2)				(38.2)

Operating income (loss)	219.5	(79.5)	(25.3)	0.1	114.8
Interest income, net	9.4	10.2			19.6
Other income (expense), net	2.8	1.1			3.9
Loss from joint venture		(25.3)		25.3

Income (loss) before income taxes	231.7	(93.5)	(25.3)	25.4	138.3
Provision (benefit) for income taxes	66.4	(32.7)	(1)	(1.1)	32.6

Net income (loss)	$165.3	$(60.8)	$(25.3)	$26.5	$105.7

Net income (loss) per share
Basic	$0.85	$(0.83)
Diluted	$0.84	$(0.83)

(1)   The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the
      Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

      Certain prior period amounts have been reclassified for comparative purposes.

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$1,280.6	$47.7	$27.0	$(9.8)	$1,345.5
Cost of sales	614.1	8.3	15.4	(5.7)	632.1

Gross margin	666.5	39.4	11.6	(4.1)	713.4
Selling, general and administrative	341.3	25.1	11.2		377.6
Research, development and engineering	162.8	72.7	33.7	(4.1)	265.1
Amortization of intangible assets		2.2			2.2
Employee-related charges, asset impairments and other	5.7				5.7
Asset dispositions and litigation settlements	(6.7)				(6.7)

Operating income (loss)	163.4	(60.6)	(33.3)	—	69.5
Gain (loss) on investments, net	11.2	(0.5)			10.7
Interest income, net	9.1	8.3			17.4
Other income (expense), net	(0.1)	1.4			1.3
Loss from joint venture		(33.3)		33.3

Income (loss) before income taxes	183.6	(84.7)	(33.3)	33.3	98.9
Provision (benefit) for income taxes	51.8	(33.0)	(1)	(0.6)	18.2

Net income (loss)	$131.8	$(51.7)	$(33.3)	$33.9	$80.7

Net income (loss) per share
Basic	$0.64	$(0.71)
Diluted	$0.63	$(0.71)

(1)   The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the
      Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

      Certain fiscal 2004 amounts have been reclassified for comparative purposes.